Paulson Investment's Lake Oswego Office Expands in Second Year of Operations

Office Ranks Among Company's Top Ten for Overall Production

PORTLAND, OR -- 12/18/2007 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), is marking its successful first year of operations at the Lake Oswego location with a branch expansion that includes hiring additional brokers. Over the past year, the branch quickly ramped up to be ranked among the top ten Paulson offices for overall production.

"I'm thrilled with the initial success and progress accomplished by the Lake Oswego office," said Trent Davis, Chief Executive Officer of Paulson Investment Company, Inc. "Under the firm's expansion initiative, announced last August, Paulson Investment Company, Inc. has been looking to its branches for growth and welcomes discussions on opportunities for independent contractors around the country."

Paulson has been in business more than 37 years in the Portland area, and currently has 38 offices nationwide. The Lake Oswego office is one of the newest, having first opened its doors in September 2006 at 8 North State Street, Suite 105, in Lake Oswego, Oregon.

Scott Hamersly, Certified Financial Planner (CFP), has been associated with Paulson for 20 years and leads the Lake Oswego office as branch manager. The office specializes in money management and general investing for individuals at key life milestones, providing guidance for college savings, retirement planning and income planning. Hamersly and his team have established successful relationships with individuals and businesses throughout the Northwest and are committed to the community.

"We are pleased to represent Paulson in the Lake Oswego area, serving individuals and businesses south of Portland and throughout the region," said Hamersly. "Our clients appreciate the full brokerage services we provide in addition to the investment banking services offered with Paulson."

Initial success and opportunities for growth in the area have prompted Paulson's Lake Oswego office to look for qualified candidates to further increase its capabilities and service to clients.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 160 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
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LANEPR
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or
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Elite Financial Communications Group
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